================================================================================



                          ----------------------------

                          AGREEMENT AND PLAN OF MERGER

                          ----------------------------




                                      Among

                             APEX DIGITAL TV, INC.,

                   THE STOCKHOLDERS OF APEX DIGITAL TV, INC.,

                        DYCOM ACQUISITION CORPORATION III

                                       and

                             DYCOM INDUSTRIES, INC.



                           Dated as of March 12, 1999




================================================================================

                               DISCLOSURE SCHEDULE


                  The Disclosure Schedule shall include the following Sections:


4.02     Organization and Qualification of the Company
4.04     Ownership of Shares
4.06     No Conflict
4.07     Governmental Consents and Approvals
4.08     Reference Balance Sheet
4.09     No Undisclosed Liabilities
4.10     Receivables
4.11     Inventories
4.12     Conduct in the Ordinary Course; Absence of Certain Changes, Events and
               Conditions
4.13     Litigation
4.14     Certain Interests
4.15     Compliance with Laws
4.16     Environmental Matters
4.17     Material Contracts
4.18     Intellectual Property
4.19     Real Property
         4.19(a) for Owned Real Property
         4.19(b) for Leased Real Property
4.20     Tangible Personal Property
4.21     Assets
4.22     Customers
4.23     Employee Benefit Matters
4.24     Labor Matters
4.25     Key Employees
4.26     Taxes
4.27     Insurance
5.02     Ownership
7.01     Conduct of Business by the Company Pending the Merger

                                TABLE OF CONTENTS

Section                                                                     Page

                                    ARTICLE I

                                   DEFINITIONS

1.01.  Certain Defined Terms...................................................1

                                   ARTICLE II

                                   THE MERGER

2.01.  The Merger.............................................................10
2.02.  Effective Time; Closing................................................10
2.03.  Effect of the Merger...................................................10
2.04.  Certificate of Incorporation; By-Laws..................................11
2.05.  Directors and Officers.................................................11
2.06.  Delivery of Escrow Shares by the Stockholders..........................11
2.07.  Escrow Agreement.......................................................11

                                   ARTICLE III

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

3.01.  Conversion of Securities...............................................11
3.02.  Exchange of Certificates...............................................12
3.03.  Stock Transfer Books...................................................13

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE STOCKHOLDERS

4.01.  Authority Relative to this Agreement...................................13
4.02.  Organization and Qualification; Absence of Subsidiaries................13
4.03.  Certificate of Incorporation and By-Laws...............................13
4.04.  Capitalization; Ownership of Shares....................................14
4.05.  Corporate Books and Records............................................14
4.06.  No Conflict............................................................14
4.07.  Governmental Consents and Approvals....................................15
4.08.  Financial Information, Books and Records...............................15
4.09.  No Undisclosed Liabilities.............................................16

4.10.  Receivables............................................................16
4.11.  Inventories............................................................16
4.12.  Conduct in the Ordinary Course; Absence of Certain Changes,
          Events and Conditions...............................................16
4.13.  Litigation.............................................................19
4.14.  Certain Interests......................................................20
4.15.  Compliance with Laws...................................................20
4.16.  Environmental Matters..................................................21
4.17.  Material Contracts.....................................................22
4.18.  Intellectual Property..................................................23
4.19.  Real Property..........................................................23
4.20.  Tangible Personal Property.............................................26
4.21.  Assets.................................................................27
4.22.  Customers..............................................................28
4.23.  Employee Benefit Matters...............................................28
4.24.  Labor Matters..........................................................31
4.25.  Key Employees..........................................................32
4.26.  Taxes..................................................................32
4.27.  Insurance..............................................................33
4.28.  Full Disclosure........................................................34
4.29.  Brokers................................................................34
4.30.  Vote Required..........................................................34

                                    ARTICLE V

                    ADDITIONAL REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

5.01.  Authority of the Stockholders..........................................35
5.02.  Ownership..............................................................35
5.03.  Private Placement......................................................36
5.04.  Full Disclosure........................................................36
5.05.  Brokers................................................................36

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

6.01.  Organization and Authority.............................................37
6.02.  No Conflict............................................................37
6.03.  Governmental Consents and Approvals....................................37
6.04.  Litigation.............................................................38
6.05.  Capitalization.........................................................38
6.06.  SEC Filings; Financial Statements......................................38
6.07.  Brokers................................................................39

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

7.01.  Conduct of Business by the Company Pending the Merger..................39
7.02.  Access to Information..................................................40
7.03.  Confidentiality........................................................40
7.04.  Regulatory and Other Authorizations; Notices and Consents..............42
7.05.  No Solicitation or Negotiation.........................................43
7.06.  Notification of Certain Matters........................................44
7.07.  Non-Competition........................................................44
7.08.  Public Announcements...................................................45
7.09.  Resale Restrictions....................................................45
7.10.  Release of Indemnity Obligations.......................................46
7.11.  Plan of Reorganization.................................................46
7.12.  Stockholder Vote.......................................................46
7.13.  Further Action.........................................................46
7.14.  Stock Splits...........................................................47
7.15.  Disclosure Schedule....................................................47

                                  ARTICLE VIII

                                   TAX MATTERS

8.01.  Indemnity..............................................................47
8.02.  Returns and Payments...................................................48
8.03.  Refunds................................................................48
8.04.  Contests...............................................................49
8.05.  Time of Payment........................................................50
8.06.  Cooperation and Exchange of Information................................50
8.07.  Miscellaneous..........................................................51

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

9.01.  Conditions to the Obligations of Each Party............................51
9.02.  Conditions to Obligations of the Company...............................52
9.03.  Conditions to Obligations of Parent and Merger Sub.....................53

                                    ARTICLE X

                                 INDEMNIFICATION

10.01.  Survival of Representations and Warranties............................55
10.02.  Indemnification.......................................................56
10.03.  Tax Matters...........................................................58
10.04.  Limits on Indemnification.............................................58
10.05.  Exclusive Remedy......................................................58

                                   ARTICLE XI

                             TERMINATION AND WAIVER

11.01.  Termination...........................................................58
11.02.  Effect of Termination.................................................60
11.03.  Waiver................................................................60

                                   ARTICLE XII

                               GENERAL PROVISIONS

12.01.  Expenses..............................................................60
12.02.  Notices...............................................................60
12.03.  Headings..............................................................61
12.04.  Severability..........................................................61
12.05.  Entire Agreement......................................................62
12.06.  Assignment............................................................62
12.07.  No Third Party Beneficiaries..........................................62
12.08.  Amendment.............................................................62
12.09.  Miscellaneous.........................................................62
12.10.  Governing Law.........................................................63
12.11.  Jurisdiction and Service of Process...................................63
12.12.  Counterparts..........................................................63
12.13.  Specific Performance..................................................63
12.14.  Waiver of Jury Trial..................................................63

                                    SCHEDULES

Disclosure Schedule


                                    EXHIBITS

Exhibit 2.07             Form of Escrow Agreement
Exhibit 9.02(e)          Form of Registration Rights Agreement
Exhibit 9.02(f)          Form of Opinion of Parent's Counsel
Exhibit 9.03(c)(i)       Form of Opinion of White and Williams LLP
Exhibit 9.03(c)(ii)      Form of Opinion of Kentucky Counsel of the Company and
                         the Stockholders

                  AGREEMENT AND PLAN OF MERGER dated as of March 12, 1999 (this "Agreement") among DYCOM INDUSTRIES, INC., a Florida corporation ("Parent"), DYCOM ACQUISITION CORPORATION III, a Kentucky corporation and a wholly owned subsidiary of Parent ("Merger Sub"), APEX DIGITAL TV, INC., a Kentucky corporation (the "Company"), and Gary E. Ervin, Timothy W. Ervin, Robert W. Ervin, Keith E. Walker, Robert J. Chastain, Charles T. McElroy and Penny J. Ward (collectively, the "Stockholders").

                                   WITNESSETH:

                  WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the GBCL (as defined herein), will merge with and into the Company (the "Merger");

                  WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is in the best interests of the Company and the Stockholders and approved and adopted this Agreement and the Merger and (ii) has recommended approval and adoption of this Agreement and approval of the Merger by the Stockholders;

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization under the provisions of
Section 368(a) of the Code (as defined below); and

                  WHEREAS, certain of the Stockholders are concurrently entering into a stock purchase agreement dated as of the date hereof (the "Ervin Stock Purchase Agreement") providing for the purchase of the outstanding shares of Ervin Cable Construction, Inc. ("ECC") by Parent.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                  "Affiliate" means, with respect to any specified Person, (a) any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person or (b) any other Person that owns, directly or indirectly, 5% or more of such specified Person's voting stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

                  "Agreement" or "this Agreement" means this Agreement and Plan of Merger, dated as of March 12, 1999, among Parent, Merger Sub, the Company and the Stockholders (including the Exhibits and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 12.08 hereto.

                  "Articles of Merger" has the meaning set forth in Section
2.02.

                  "Assets" has the meaning specified in Section 4.21.

                  "Business" means direct broadcast satellite installations consisting of placement of satellite dish, premise wiring of coaxial and telephone cables and activation of satellite receiver, service and trouble repair, direct and telemarketing sales and CATV installation of primary cable service, set top converters, programming filters and residential service lines.

                  "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

                  "Certificates" has the meaning set forth in Section 3.02(a).

                  "Closing" has the meaning set forth in Section 2.02.

                  "Closing Date" means the later of the Initial Closing Date and the Final Closing Date.

                  "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

                  "Company" has the meaning specified in the preamble to this Agreement.

                  "Company Common Stock" means the common stock, no par value per share of the Company.

                  "Company Intellectual Property" has the meaning set forth in
Section 4.18.

                  "Confidentiality Agreement" means the Confidentiality Agreement, dated as of March 1, 1999, among the Company, the Stockholders, ECC and Parent.

                  "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  "Conversion Ratio" has the meaning set forth in Section
3.01(a).

                  "Disclosure Schedule" means the Disclosure Schedule delivered to Parent by the Company and the Stockholders pursuant to Section 7.15.

                  "due inquiry" means due inquiry among the officers, executives and state and regional managers of the Company.

                  "ECC" has the meaning set forth in the recitals to this Agreement.

                  "Effective Time" means the date and time of the filing of the Articles of Merger with the Secretary of the State of Kentucky (or such later time as may be agreed in writing by each of the parties hereto and specified in the Articles of Merger).

                  "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  "Environment" means surface waters, ground waters, surface water sediment, soil, subsurface strata and ambient air.

                  "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Material or arising from any alleged injury or threat of injury to health, safety or the Environment.

                  "Environmental Law" means any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment, health or safety or to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

                  "Environmental Permit" means any permit, approval, identification number, license or other authorization required to operate the Business or the Real Property under any applicable Environmental Law.

                  "ERISA" has the meaning specified in Section 4.23(a).

                  "Ervin Stock Purchase Agreement " has the meaning specified in the recitals to this Agreement.

                  "Escrow Agent" means Wilmington Trust Company.

                  "Escrow Agreement" has the meaning specified in Section 2.07.

                  "Escrow Shares" has the meaning specified in Section 2.06.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Final Closing Date" has the meaning specified in Section
2.02.

                  "Financial Statements" has the meaning specified in Section 4.08(a).

                  "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

                  "GBCL" means the General Business and Corporation Law of the State of Kentucky.

                  "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  "Hazardous Materials" means (a) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (b) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indebtedness" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,
(iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                  "Initial Closing Date" has the meaning specified in Section 2.02.

                  "Intellectual Property" means (a) trademarks, service marks, trade dress, logos, trade names and corporate names, including all common law rights, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (b) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (c) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, (d) trade secrets and confidential, technical and business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (e) whether or not confidential, technology (including know-how), research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(f) copies and tangible embodiments of all the foregoing, in whatever form or medium, (g) issued patents and patent applications, (h) all rights to obtain and rights to apply for patents and to register trademarks and copyrights, (i) licenses or sublicenses in connection with any of the foregoing, and (j) all rights to sue and recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing.

                  "Inventories" means all inventory, merchandise, goods, raw materials, packaging, supplies and other personal property related to the Business maintained, held or stored by or for the Company before the Effective Time and any prepaid deposits for any of the same.

                  "IRS" means the Internal Revenue Service of the United States.

                  "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

                  "Leased Real Property" means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Liabilities" means any and all Indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental Order, and those arising under any contract, agreement, arrangement, commitment or undertaking.

                  "Licensed Intellectual Property" means all Intellectual Property licensed or sublicensed to the Company from a third party.

                  "Loss" has the meaning specified in Section 10.02(a).

                  "Material Adverse Effect" means any circumstance, change in, or effect on the Business or the Company that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business or the
Company: (a) is, or would reasonably be expected to be, materially adverse to the business, operations, Assets or Liabilities, employee relationships, customer or supplier relationships, results of operations or the financial condition of the Company or (b) would be reasonably expected to adversely affect the ability of Parent or the Company to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company.

NYDOCS01/581714 12

                  "Material Contracts" has the meaning specified in Section 4.17(a).

                  "Maximum Amount" means $58,666.67.

                  "Maximum Share Value" means $42.625.

                  "Merger" has the meaning set forth in the recitals to this Agreement.

                  "Merger Documents" has the meaning specified in Section 10.01.

                  "Merger Sub" has the meaning set forth in the preamble to this Agreement.

                  "Merger Sub Common Stock" means the common stock, par value $.01 per share, of Merger Sub.

                  "Minimum Amount" means $48,000.00.

                  "Minimum Share Value" means $34.875.

                  "Multiemployer Plan" has the meaning specified in Section 4.23(b).

                  "Multiple Employer Plan" has the meaning specified in Section 4.23(b).

                  "NYSE" means the New York Stock Exchange.

                  "Owned Intellectual Property" means all Intellectual Property in and to which the Company holds, or has the right to hold, right, title and interest.

                  "Owned Real Property" means the real property owned by the Company, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Parent" has the meaning set forth in the preamble to this Agreement.

                  "Parent Business" has the meaning specified in Section 7.07.

                  "Parent Common Stock" means the voting common stock, $.331/3 par value per share, of Parent.

                  "Parent Preferred Stock" has the meaning specified in Section 6.05.

                  "Parent Termination Revocation Date" has the meaning specified in Section 11.01(e).

                  "Permits" means any health and safety and other permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities.

                  "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable which are not in excess of the amount accrued therefor on the Reference Balance Sheet; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $25,000 in the case of a single property or $100,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes.

                  "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

                  "Plans" has the meaning specified in Section 4.23(a).

                  "Real Property" means the Leased Real Property and the Owned Real Property.

                  "Receivables" means any and all accounts receivable, notes and other amounts receivable by the Company from third parties, including, without limitation, customers, arising from the conduct of the Business or otherwise before the Effective Time, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

                  "Reference Balance Sheet" means the unaudited balance sheet (including the related notes and schedules thereto) of the Company, dated as of December 31, 1998, a copy of which is set forth in Section 4.08(a) of the Disclosure Schedule.

                  "Reference Balance Sheet Date" means December 31, 1998.

                  "Registration Rights Agreement" has the meaning set forth in
Section 9.02(e).

                  "Regulations" means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

                  "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

                  "Remedial Action" means any investigation, assessment, monitoring, treatment, excavation, removal, remediation or cleanup of Hazardous Materials in the Environment.

                  "Returns" has the meaning specified in Section 8.02(a).

                  "S Election" has the meaning specified in Section 4.26(l).

                  "SEC" means the United States Securities and Exchange Commission.

                  "SEC Reports" has the meaning specified in Section 6.06(a).

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Share Value Amount" means the closing price of Parent Common Stock on the trading day which occurs two days before the Closing Date.

                  "Shares" means, collectively, all issued and outstanding shares of Company Common Stock.

                  "Stockholders" has the meaning set forth in the preamble to this Agreement.

                  "Stockholders' Representative" has the meaning specified in
Section 12.09(a).

                  "Stockholders' Termination Revocation Date" has the meaning specified in Section 11.01(d).

                  "Subsidiaries" means any and all corporations, partnerships, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries.

                  "Surviving Corporation" has the meaning specified in Section 2.01.

                  "Tangible Personal Property" has the meaning specified in
Section 4.20(a).

                  "Tax" or "Taxes" has the meaning set forth in Section 4.26.

                  "Termination Revocation Date" has the meaning specified in
Section 11.01(d).

                  "Third Party Claims" has the meaning specified in Section 10.02(c).

                  "Threshold Amount" has the meaning specified in Section 10.04.

                  "Waiting Period" has the meaning specified in Section
11.01(d).


                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article IX, and in accordance with the GBCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                  SECTION 2.02. Effective Time; Closing. As promptly as practicable and in no event later than the fifth Business Day (the "Initial Closing Date") following the satisfaction or waiver of the conditions set forth in Article IX (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of Kentucky in such form as is required by, and executed in accordance with, the relevant provisions of the GBCL. Immediately prior to the filing of the Articles of Merger, a closing (the "Closing") will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022 (or such other place as the parties may agree); provided that if either the Stockholders' Representative or Parent delivers a written notice of termination pursuant to Section 11.01(d) or Section 11.01(e), as the case may be, the Closing shall be held or deemed to be held on the day (the "Final Closing Date") following the Stockholders' Termination Revocation Date or the Parent Termination Revocation Date, if applicable.

                  SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the GBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  SECTION 2.04. Certificate of Incorporation; By-Laws. (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.

                  (b) At the Effective Time the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

                  SECTION 2.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  SECTION 2.06. Delivery of Escrow Shares by the Stockholders. At the Closing, the Stockholders shall deliver to the Escrow Agent, in accordance with the Escrow Agreement, stock certificates evidencing the number of shares of Parent Common Stock equal to $5,175,000, divided by the Share Value Amount (the "Escrow Shares").

                  SECTION 2.07. Escrow Agreement. Prior to the Effective Time, the Stockholders and Parent shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit 2.07 (the "Escrow Agreement").


                                   ARTICLE III

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

                  SECTION 3.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Stockholders:

                  (a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.01(b)) shall be converted into the right to receive the number of shares (the "Conversion Ratio") of Parent Common Stock determined as follows;

                           (i) if the Share Value Amount is less than or equal
                  to the Maximum Share Value but not less than the Minimum Share Value, then the Conversion Ratio shall be equal to 1,376.3441;

                           (ii) if the Share Value Amount exceeds the Maximum
                  Share Value, then the Conversion Ratio shall be equal to the Maximum Amount divided by the Share Value Amount; and

                           (iii) if the Share Value Amount is less than the
                  Minimum Share Value, then the Conversion Ratio shall be equal to the Minimum Amount divided by the Share Value Amount.

                  (b) each Share held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

                  (c) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued fully paid and nonassessable share of common stock of the Surviving Corporation.

                  SECTION 3.02. Exchange of Certificates. (a) Upon the Effective Time, each Stockholder shall cause all certificates held by such Stockholder that immediately prior to the Effective Time represented outstanding Shares (the "Certificates") to be surrendered to the Parent or an agent designated by it. Upon such surrender of a Certificate, the Stockholder shall receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock that such Stockholder has the right to receive pursuant to Section 3.01 (less such Stockholder's pro rata portion of the shares of Parent Common Stock held by the Parent pursuant to the Escrow Agreement) in respect of the Shares formerly represented by such Certificate (after taking into account all Shares then held by such Stockholder) and the Certificate so surrendered shall forthwith be cancelled.

                  (b) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and no cash shall be paid in lieu of such fractional shares.

                  (c) All shares of Parent Common Stock issued upon conversion of the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares other than the registration rights under the Registration Rights Agreement.

                  (d) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent or its agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock.

                  SECTION 3.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Law.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE STOCKHOLDERS

                  The Company and the Stockholders hereby, jointly and severally, represent and warrant to Parent and Merger Sub as follows:

                  SECTION 4.01. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Escrow Agreement and its obligations hereunder and thereunder, and the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the GBCL).

                  SECTION 4.02. Organization and Qualification; Absence of Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kentucky and has the requisite power and authority to own, lease and operate the properties and assets now owned, leased and operated by it and to carry on the Business as it is currently being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the operation of the Business makes such qualification or licensing necessary or desirable and all such jurisdictions are set forth in Section 4.02 of the Disclosure Schedule. The Company does not have, nor at any time has had, any Subsidiaries or any direct or indirect ownership or equity interest in any partnership or joint venture or other similar interest in any other entity. For purposes of clarification of the immediately preceding sentence, direct ownership by any of the Stockholders shall not be deemed to be "indirect ownership" by the Company.

                  SECTION 4.03. Certificate of Incorporation and By-Laws. The Stockholders have heretofore delivered to Parent a true and correct copy of the Certificate of Incorporation and the By-Laws of the Company, each as in effect on the date hereof. Such Certificate of Incorporation and By-Laws are in full force and effect. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation or By-Laws.

                  SECTION 4.04. Capitalization; Ownership of Shares. (a) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. As of the date of this Agreement, (i) 375 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and (ii) no shares of Company Common Stock are held in the treasury of the Company. None of the issued and outstanding shares of Company Common Stock was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of, or any other interest in, the Company or obligating any of the Stockholders or the Company to issue or sell any shares of capital stock of, or other interest in, the Company. The Company is not a party to any agreement granting registration rights to any Person with respect to any securities of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock. The Company does not directly or indirectly own, and has not agreed to purchase or otherwise acquire, any of the capital stock of, or any interest convertible into or exchangeable or exercisable for the capital stock of, any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 4.04(a) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

                  (b) The stock register of the Company accurately records: (i) the name and address of each Person owning shares of capital stock of the Company and (ii) the certificate number of each certificate evidencing shares of capital stock issued by the Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

                  SECTION 4.05. Corporate Books and Records. The minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders, the Board of Directors and all committees of the Board of Directors of the Company. Complete and accurate copies of all such minute books and of the stock register of the Company have been provided by the Company to Parent.

                  SECTION 4.06. No Conflict. The execution, delivery and performance of this Agreement and the Escrow Agreement by each of the Company and the Stockholders do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-Laws of the Company, (b) conflict with or violate (or cause an event which

NYDOCS01/581714 12
could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to any Stockholder, the Shares, the Company or any of the Company's assets, properties or businesses, including, without limitation, the Business, or (c) except as set forth in Section 4.06(c) of the Disclosure Schedule or where such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of any Stockholder or the Company pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any Stockholder or the Company is a party or by which any of the Shares or any of the Company's Assets or properties is bound or affected.

                  SECTION 4.07. Governmental Consents and Approvals. Except as set forth in Section 4.07 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and each of the Stockholders do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (a) as described in Section 4.07 of the Disclosure Schedule, (b) the notification requirements of the HSR Act and (c) the filing and recordation of appropriate merger documents as required by the GBCL.

                  SECTION 4.08. Financial Information, Books and Records. (a) True and complete copies of (i) the audited balance sheet of the Company for each of the three fiscal years ended as of December 31, 1997, December 31, 1996, and December 31, 1995, and the related audited statements of income, stockholders' equity and cash flow of the Company, together with all related notes thereto, accompanied by the reports thereon of the Company's Accountants (collectively, the "Financial Statements") and (ii) the unaudited balance sheet of the Company as of December 31, 1998 (the Reference Balance Sheet, a copy of which is set forth in Section 4.08(a) of the Disclosure Schedule), and the related statements of income, stockholders' equity and cash flow of the Company, together with all related notes thereto, have been delivered by the Company to Parent. The Financial Statements and the Reference Balance Sheet (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly the financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Company and the results of the operations of the Company as of the dates thereof or for the periods covered thereby.

                  (b) The books of account and other financial records of the
Company: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Company, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

                  SECTION 4.09. No Undisclosed Liabilities. There are no Liabilities of the Company, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet, (ii) disclosed in Section 4.09 of the Disclosure Schedule or (iii) incurred since the date of the Reference Balance Sheet in the ordinary course of business, consistent with past practice, of the Company and which do not and would not reasonably be expected to have a Material Adverse Effect. Reserves are reflected on the Reference Balance Sheet against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practices of the Company and in accordance with GAAP.

                  SECTION 4.10. Receivables. Section 4.10 of the Disclosure Schedule sets forth an aged list of the Receivables of the Company as of the Reference Balance Sheet Date showing separately those Receivables that as of such date had been outstanding (i) 29 days or less, (ii) 30 to 59 days, (iii) 60 to 89 days, (iv) 90 to 119 days and (v) more than 119 days. Except as disclosed in Section 4.10 of the Disclosure Schedule and except to the extent, if any, reserved for on the Reference Balance Sheet, all Receivables reflected on the Reference Balance Sheet arose from, and the Receivables existing on the Effective Time will have arisen from, the sale of services to Persons not affiliated with any Stockholder or the Company and in the ordinary course of the Business consistent with past practice and, except as reserved against on the Reference Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of the Business consistent with past practice.

                  SECTION 4.11. Inventories. Subject to amounts reserved therefor on the Reference Balance Sheet, the values at which all Inventories are carried on the Reference Balance Sheet reflect the historical inventory valuation policy of the Company of stating such Inventories at the lower of cost or market value. Except as set forth in Section 4.11 of the Disclosure Schedule, the Company has good and marketable title to the Inventories free and clear of all Encumbrances. The Inventories do not consist of, in any material amount, items that are obsolete, damaged or slow-moving and do not consist of any items held on consignment. The Company is not under any obligation or liability with respect to accepting returns of items of Inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the Inventories has been conducted since the Reference Balance Sheet Date.

                  SECTION 4.12. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date, except as disclosed in

Section 4.12 of the Disclosure Schedule, the business of the Company has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in
Section 4.12 of the Disclosure Schedule, since the Reference Balance Sheet Date, the Company has not:

                  (i) amended, restated or otherwise changed the Certificate of Incorporation or By-Laws (or other organizational documents) of the Company;

                  (ii) issued, sold or pledged, or authorized the issuance, sale or pledge of, any shares of its capital stock or any notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company;

                  (iii) declared, set aside, made or paid any dividend or other distribution (whether in cash, securities, property or otherwise) with respect to any of its capital stock or otherwise;

                  (iv) reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock;

                  (v) permitted or allowed any of the assets or properties (whether tangible or intangible) of the Company to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

                  (vi) merged with, entered into a consolidation with or acquired (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any assets or any business of any Person or any division or of business thereof, or otherwise acquired any material assets, other than in the ordinary course of business consistent with past practice;

                  (vii) failed to pay any creditor any amount owed to such creditor when due;

                  (viii) made any capital expenditure or commitment for any capital expenditure in excess of $50,000 individually or $100,000 in the aggregate;

                  (ix) agreed to make any purchases involving exchanges in value in excess of $50,000 individually or $100,000 in the aggregate;

                  (x) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets), other than the sale of Inventories in the ordinary course of business consistent with past practice;

                  (xi) amended, terminated, canceled or compromised any material claim of the Company or waived any other rights of substantial value to the Company;

                  (xii) entered into any contract or agreement material to its business, results of operations or financial condition other than in the ordinary course of business, consistent with past practice;

                  (xiii) failed to maintain the Assets in accordance with good business practice and in good operating condition and repair;

                  (xiv) allowed any Permit or Environmental Permit that was issued or relates to the Company or otherwise relates to any Asset to lapse or terminate or failed to renew any such Permit or Environmental Permit or any insurance policy that is scheduled to terminate or expire within 45 calendar days of the Effective Time;

                  (xv) incurred any Indebtedness that will not be repaid prior to the Closing, in excess of $50,000 individually or $100,000 in the aggregate;

                  (xvi) (A) granted any increase, promised any increase or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any of its employees, including, without limitation, any increase or change pursuant to any Plan or (B) established or increased or promised to increase any benefits under any Plan, in either case except as required by Law or any collective bargaining agreement and involving ordinary increases consistent with the past practices of the Company;

                  (xvii) taken any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                  (xviii) made any express or deemed tax election or settled or compromised any liability, with respect to Taxes of the Company;

                  (xix) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date;

                  (xx) made any loan to, guaranteed any Indebtedness or otherwise incurred any Indebtedness on behalf of any Person;

                  (xxi) amended, modified or consented to the termination of any Material Contract or the Company's rights thereunder;

                  (xxii) suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $25,000, whether or not such loss or damage shall have been covered by insurance;

                  (xxiii) disclosed any trade secrets or confidential, technical or business information or permitted to lapse or go abandoned any Intellectual Property of the Company;

                  (xxiv) made any material changes in the customary methods of operations of the Company, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, selling and pricing;

                  (xxv) entered into any agreement, arrangement or transaction with any of its directors, officers, employees or shareholders (or with any relative, beneficiary, spouse or Affiliate of such Person);

                  (xxvi) suffered any Material Adverse Effect;

                  (xxvii) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any Inventories or receivables or revalued any assets of the Company other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

                  (xxviii) terminated, discontinued, closed or disposed of any facility or business operation, or laid off any employees (other than layoffs of less than 25 employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Regulations or announced or planned any such action or program for the future;

                  (xxix) made any charitable contribution; or

                  (xxx) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.12 or grant any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 4.12, except as expressly contemplated by this Agreement.

                  SECTION 4.13. Litigation. Except as set forth in Section 4.13 of the Disclosure Schedule (which, with respect to each Action disclosed therein, sets forth: the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against the Company (or by or against any of the Stockholders or any Affiliate thereof and relating to the Business or the Company), or affecting any of the Assets, pending before any Governmental Authority (or, to the best knowledge of the Company and the Stockholders after due inquiry, threatened to be brought by or before any Governmental Authority). None of the matters disclosed in Section 4.13 of the Disclosure Schedule has or has had a Material Adverse Effect or would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Section 4.13 of the Disclosure Schedule, none of the Company, the Assets nor the Stockholders is subject to any Governmental Order (nor, to the best knowledge of the Company and the Stockholders after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has, had or would reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.14. Certain Interests. (a) Except as disclosed in
Section 4.14(a) of the Disclosure Schedule, no Stockholder and no officer or director of the Company and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any Stockholder or officer or director
(i) has outstanding any Indebtedness to or from the Company, (ii) has any direct or indirect financial interest in any competitor, supplier or customer of the Company, provided, however, that the ownership of securities, representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded in the over-the-counter market, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer or (iii) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which the Company uses or has used in the conduct of the Business or otherwise.

                  (b) Except as disclosed in Section 4.14(b) of the Disclosure Schedule, the Company has no Liability or any other obligation of any nature whatsoever to any officer, director or shareholder of the Company or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.

                  SECTION 4.15. Compliance with Laws. (a) Except as set forth in
Section 4.15(a) of the Disclosure Schedule, the Company has conducted and continues to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Company or any of the Assets or the Business, including all Environmental Laws, and the Company is not in violation of any such Law or Governmental Order except for such failure to comply or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  (b) Section 4.15(b) of the Disclosure Schedule sets forth a brief description of each Governmental Order directed to, or to the best knowledge of the Company and the Stockholders after due inquiry, applicable to the Company or any of the Assets or the Business, and no such Governmental Order has or has had or would reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.16. Environmental Matters. (a) Except as disclosed in Section 4.16(a) of the Disclosure Schedule and as would not reasonably be expected to have a Material Adverse Effect:

                  (i) There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any of the Owned Real Property or, to the best knowledge of the Company and the Stockholders after due inquiry, any of the Leased Real Property during the Company's ownership or occupation of such property or any property formerly owned, leased or occupied by the Company.

                  (ii) The Company has not and, to the best knowledge of the Company and the Stockholders after due inquiry, no other Person has, Released Hazardous Materials on any of the Real Property or on any property formerly owned, leased or occupied by the Company.

                  (iii) To the best knowledge of the Company and the Stockholders after due inquiry, there is no asbestos or asbestos-containing material on any of the Real Property.

                  (iv) To the best knowledge of the Company and the Stockholders after due inquiry, none of the Real Property adjoins any property that is listed or proposed for listing on the National Priorities List under the federal Comprehensive Environmental Response, Compensation, and Liability Act.

                  (b) The Company has provided Parent with copies of (i) all environmental assessment or audit reports and other similar studies or analyses conducted by or on behalf of the Company or otherwise in the possession of the Company relating to the Real Property or the operations of the Company and (ii) all insurance policies issued at any time that may provide coverage to the Company for environmental matters.

                  (c) To the best knowledge of the Company and the Stockholders after due inquiry, except as disclosed in Section 4.16(c) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement will require any Remedial Action or notice to or consent of Governmental Authorities or any third party pursuant to any applicable Environmental Law or Environmental Permit.

                  SECTION 4.17. Material Contracts. (a) Section 4.17(a) of the Disclosure Schedule lists each of the following contracts and agreements of the Company (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the management or operation of any Real Property (including, without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.17(a) or 4.17(b) of the Disclosure Schedule to which the Company is a party and all agreements relating to Intellectual Property set forth in Section 4.18 of the Disclosure Schedule, being "Material Contracts"):

                  (i) each contract and agreement (other than agreements with subcontractors entered into in the ordinary course of business) under the terms of which the Company: (A) is reasonably expected to pay or otherwise give consideration of more than $50,000 in the aggregate during the calendar year ending December 31, 1999, (B) is likely to pay or otherwise give consideration of more than $100,000 in the aggregate over the remaining term of the contract or (C) cannot be canceled by the Company without penalty or further payment and without more than 30 days' notice;

                  (ii) each contract and agreement for the furnishing of services by the Company which: (A) is reasonably expected to involve consideration of more than $250,000 during the calendar year ending December 31, 1999, (B) is reasonably expected to involve consideration of more than $500,000 in the aggregate over the remaining term of the contract or (C) cannot be canceled by the Company without penalty or further payment and without more than 30 days' notice;

                  (iii) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without penalty or further payment and without more than 30 days' notice;

                  (iv) all broker, distributor, dealer, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company is a party;

                  (v) all contracts and agreements relating to Indebtedness of the Company;

                  (vi) all contracts and agreements with any Governmental Authority to which the Company is a party;

                  (vii) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

                  (viii) all contracts and agreements between or among the Company and any Stockholder or any Affiliate of any Stockholder currently in effect and in effect within the years ended December 31, 1998, 1997 and 1996, setting forth the amount of revenue recorded on the Company's financial statements pursuant to such contract or agreement;

                  (ix) all contracts and agreements providing for benefits under any Plan; and

                  (x) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company or the conduct of the Business or the absence of which would have a Material Adverse Effect.

                  For purposes of this Section 4.17 and Sections 4.19, 4.20 and 4.21, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

                  (b) Except as disclosed in Section 4.17(b) of the Disclosure Schedule, each Material Contract: (i) is valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement and the Escrow Agreement, except to the extent that any consents set forth in Section 4.07 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach of, or default under, any Material Contract.

                  (c) Except as disclosed in Section 4.17(c) of the Disclosure Schedule, to the best knowledge of the Company and the Stockholders after due inquiry, no other party to any Material Contract is in breach thereof or default thereunder.

                  (d) Except as disclosed in Section 4.17(d) of the Disclosure Schedule, there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of the Company.

                  SECTION 4.18. Intellectual Property. Except as set forth in
Section 4.18 of the Disclosure Schedule, there are no items of Intellectual Property that are material to the Company or the Business except the Company's trade name, Apex Digital TV, Inc. (the "Company Intellectual Property"). To the best knowledge of the Company and the Stockholders after due inquiry, the rights of the Company in or to the Company Intellectual Property do not conflict with or infringe on the rights of any other Person and none of the Stockholders or the Company has received any claim or written notice from any Person, to such effect.

                  SECTION 4.19. Real Property. (a) Section 4.19(a) of the Disclosure Schedule lists: (i) the street address of each parcel of Owned Real Property, (ii) the date on which each parcel of Owned Real Property was acquired, (iii) the current owner of each such parcel of Owned Real Property,
(iv) information relating to the recordation of the deed pursuant to which each such parcel of Owned Real Property was acquired and (v) the current use of each such parcel of Owned Real Property.

                  (b) Section 4.19(b) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term (referencing applicable renewal periods) and rental payment terms of the leases (and any subleases) pertaining to each such parcel of Leased Real Property and (iv) the current use of each such parcel of Leased Real Property.

                  (c) Except as described in Section 4.19(c) or 4.15(a) of the Disclosure Schedule, there is no violation of any Law (including, without limitation, any building, planning or zoning law) relating to any of the Real Property that would reasonably be expected to have a Material Adverse Effect. The Company and the Stockholders have made available to Parent true and complete copies of each deed for each parcel of Owned Real Property and, to the extent the Company or the Stockholders have the following documents within their possession, for each parcel of Leased Real Property and all the title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, Permits, other title documents and other documents relating to or otherwise affecting the Real Property, the operations of the Company thereon or any other uses thereof. The Company is in peaceful and undisturbed possession of each parcel of Real Property and there are no contractual or legal restrictions that preclude or restrict the ability to use the premises for the purposes for which they are currently being used. All existing water, sewer, steam, gas, electricity, telephone or other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as is currently conducted. Except as set forth in Section 4.19(c) of the Disclosure Schedule, the Company has not leased or subleased any parcel or any portion of any parcel of Real Property to any other Person, nor has the Company assigned its interest under any lease or sublease listed in Section 4.19(b) of the Disclosure Schedule to any third party.

                  (d) The Company has delivered to Parent true and complete copies of all leases and subleases listed in Section 4.19(b) of the Disclosure Schedule and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). With respect to each of such leases and subleases:

                  (i) such lease or sublease, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.19(d), is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective landlord and tenant with respect to such property;

                  (ii) except as otherwise set forth in Section 4.19(d) of the Disclosure Schedule, such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease;

                  (iii) except as otherwise disclosed in Section 4.19(d) of the Disclosure Schedule, with respect to each such lease or sublease: (A) none of the Stockholders and the Company has received any notice of cancellation or termination under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except upon a breach or default by the Company thereunder, (B) none of the Stockholders and the Company has received any notice of a breach or default under such lease or sublease, which breach or default has not been cured, and (C) none of the Stockholders or the Company has granted to any other Person any rights, adverse or otherwise, under such lease or sublease; and

                  (iv) neither the Company nor (to the best knowledge of the Company and the Stockholders after due inquiry) any other party to such lease or sublease is in breach or default in any material respect, and, to the best knowledge of the Company and the Stockholders after due inquiry, no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

                  (e) There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the best knowledge of the Company and the Stockholders after due inquiry, threatened against the Real Property.

                  (f) All the Real Property is occupied under a valid and current certificate of occupancy or similar permit, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificate of occupancy and, to the best knowledge of the Company and the Stockholders after due inquiry, there are no facts that would prevent the Real Property from being occupied by the Company at any time within 90 days after the Effective Time in the same manner as occupied by the Company immediately prior to the Effective Time.

                  (g) All improvements on the Real Property constructed by or on behalf of the Company or, to the best knowledge of the Company and the Stockholders after due inquiry, constructed by or on behalf of any other Person were constructed in compliance with all applicable Laws (including, but not limited to, any building, planning or zoning Laws) affecting such Real Property.

                  (h) No improvements on the Owned Real Property and none of the current uses and conditions thereof violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Owned Real Property, other than those which are transferable with the Owned Real Property, are required by any Governmental Authority having jurisdiction over the Owned Real Property.

                  (i) All improvements on any Owned Real Property are wholly within the lot limits of such Owned Real Property and do not encroach on any adjoining premises, and there are no encroachments on any Owned Real Property by any improvements located on any adjoining premises.

                  (j) The rental set forth in each lease or sublease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

                  (k) The Company has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each Leased Real Property for the full term of such renewal options.

                  SECTION 4.20. Tangible Personal Property. (a) Section 4.20(a) of the Disclosure Schedule lists each item or distinct group of machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, aircraft, rolling stock and other tangible personal property (the "Tangible Personal Property") used in the Business or owned or leased by the Company.

                  (b) The Company has delivered to Parent true and complete copies of all leases and subleases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including, but not limited to, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such leases and subleases:

                  (i) such lease or sublease, together with all ancillary documents delivered pursuant to the first sentence of this Section 4.20(b), is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective lessor and lessee with respect to such property;

                  (ii) except as set forth in Section 4.20(b) of the Disclosure Schedule, such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such lease or sublease or otherwise give the lessor a right to terminate such lease or sublease;

                  (iii) except as otherwise disclosed in Section 4.19(b) of the Disclosure Schedule, with respect to each such lease or sublease: (A) none of the Stockholders and the Company has received any notice of cancellation or termination under such lease or sublease and no lessor has any right of termination or cancellation under such lease or sublease except upon a breach or default by the Company thereunder, (B) none of the Stockholders or the Company has received any notice of a breach or default under such lease or sublease, which breach or default has not been cured, and (C) none of the Stockholders or the Company has granted to any other Person any rights, adverse or otherwise, under such lease or sublease; and

                  (iv) neither the Company nor (to the best knowledge of the Company and the Stockholders after due inquiry) any other party to such lease or sublease is in breach or default in any material respect, and, to the best knowledge of the Company and the Stockholders after due inquiry, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease or sublease.

                  (c) The Company has the full right to exercise any renewal options contained in the leases and subleases pertaining to the Tangible Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options.

                  SECTION 4.21. Assets. (a) Except as disclosed in Section 4.21(a) of the Disclosure Schedule, the Company owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Company Intellectual Property, Owned Intellectual Property, the Licensed Intellectual Property, the Real Property and the Tangible Personal Property, used or intended to be used in the conduct of the Business or otherwise owned, leased or used by the Company and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or in or relating to the conduct of the Business (all such properties, assets and contract rights being the "Assets"). The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except (i) as disclosed in Section 4.18, 4.19(a), 4.19(b), 4.19(c), 4.19(d), 4.20(a), 4.20(b) or 4.21(a) of the
Disclosure Schedule and (ii) Permitted Encumbrances.

                  (b) The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since the Reference Balance Sheet Date, the Company has caused the Assets to be maintained in accordance with good business practice, and all the

Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended.

                  (c) Following the consummation of the transactions contemplated by this Agreement, the Company will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Assets without incurring any material penalty or other material adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Effective Time, the Company shall own and possess all documents, books, records, agreements and financial data used by the Company in the conduct of the Business.

                  SECTION 4.22. Customers. Listed in Section 4.22 of the Disclosure Schedule are the names and addresses of the ten most significant customers (by revenue) of the Company for the twelve month period ended on the Reference Balance Sheet Date and the amount for which each such customer was invoiced during such period. Except as disclosed in Section 4.22 of the Disclosure Schedule, none of the Stockholders or the Company has received any notice that any significant customer of the Company has ceased, or will cease, to use the products, equipment, goods or services of the Company, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

                  SECTION 4.23. Employee Benefit Matters. (a) Plans and Material Documents. Section 4.23(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company (other than offer of employment letters relating to employment-at-will relationships),
(ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA and (iv) any contracts, arrangements or understandings (other than offer of employment letters relating to employment-at-will relationships) between any Stockholder and any employee of the Company, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Company (collectively, the "Plans"). Except as set forth in Section 4.23(a) of the Disclosure Schedule, each Plan is in writing and the Company has furnished Parent with a complete and accurate copy of each Plan and a complete and accurate copy of each material document prepared in connection with each such Plan including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as disclosed on Section 4.23(a) of the Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company. The Company does not have any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                  (b) Absence of Certain Types of Plans. None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates the Company to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

                  (c) Compliance with Applicable Law. Each Plan is now and always has been operated in all respects in accordance with the requirements of all applicable Law, including, without limitation, ERISA and the Code, and to the best knowledge of the Company and the Stockholders after due inquiry, all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in accordance with the provisions of all applicable Law, including, without limitation, ERISA and the Code, except where the failure to comply or act has not had, individually or in the aggregate, a Material Adverse Effect. The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No legal action, suit or claim is pending or, to the best knowledge of the Company and the Stockholders after due inquiry, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the best knowledge of the Company and the Stockholders after due inquiry, no fact or event exists that could give rise to any such action, suit or claim.

                  (d) Qualification of Certain Plans. Except as set forth in
Section 4.23(d) of the Disclosure Schedule, each Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to the best knowledge of the Company and the Stockholders after due inquiry, no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust. Except as set forth in Section 4.23(d) of the Disclosure Schedule, each trust maintained or contributed to by the Company which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and to the best knowledge of the Company and the Stockholders after due inquiry, no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

                  (e) Absence of Certain Liabilities and Events. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. The Company has not incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and to the best knowledge of the Company and the Stockholders after due inquiry, no fact or event exists which could give rise to any such liability. The Company has not incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is reasonably expected to occur with respect to any Plan subject to Title IV of ERISA. No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan. None of the assets of the Company is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; the Company has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and to the best knowledge of the Company and the Stockholders after due inquiry, no fact or event exists which could give rise to any such lien or requirement to post any such security.

                  (f) Plan Contributions and Funding. All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance. As of the Effective Time, no Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

                  (g) Certain Employee-Benefits Assets. There are no guaranteed investment contracts and other funding contracts with any insurance company that is held by any of the Plans and any annuity contracts purchased by (i) any of the Plans or (ii) any pension benefit plans (as defined in Section 3(2) of ERISA) that provided benefits to any current or former employees of the Company.

                  SECTION 4.24. Labor Matters. Except as set forth in Section
4.24 of the Disclosure Schedule, (a) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, and currently, to the best knowledge of the Company and the Stockholders after due inquiry, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Company and the Stockholders after due inquiry, threatened between the Company and any of its employees, and the Company has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) the Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and, to the best knowledge of the Company and the Stockholders after due inquiry, there are no grievances outstanding against the Company under any such agreement or contract which could have a Material Adverse Effect; (d) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Authority involving employees of the Company which could have a Material Adverse Effect; (e) the Company is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority except for such failures to be in compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (f) the Company has paid in full to all its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the best knowledge of the Company and the Stockholders after due inquiry, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by the Company; (h) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the best knowledge of the Company and the Stockholders after due inquiry, threatened with respect to the Company; and (j) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the best knowledge of the Company and the Stockholders after due inquiry, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company has employed or currently employs any Person.

                  SECTION 4.25. Key Employees. Section 4.25 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1998 and 1997, or payable under a contract, agreement or Plan in any year subsequent to 1998, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Company.

                  SECTION 4.26. Taxes. Except as disclosed in Section 4.26 of the Disclosure Schedule, (a) all returns and reports in respect of Taxes required to be filed with respect to the Company have been timely filed; (b) all Taxes required to be shown on such returns and reports or otherwise due from the Company have been timely paid; (c) all such returns and reports (insofar as they relate to the activities or income of the Company) are true, correct and complete in all material respects; (d) no material adjustment relating to such returns has been proposed formally or informally by any Tax authority (insofar as either relates to the activities or income of the Company or could result in liability of the Company on the basis of joint and/or several liability) and, to the best knowledge of the Company and the Stockholders after due inquiry, no basis exists for any such material adjustment; (e) there are no pending or, to the best knowledge of the Company and the Stockholders after due inquiry, threatened actions or proceedings for the assessment or collection of Taxes against the Company; (f) no consent under Section 341(f) of the Code has been filed with respect to the Company; (g) there are no Tax liens on any assets of the Company; (h) on the Reference Balance Sheet, reserves and allowances have been provided which are adequate to satisfy all material Liabilities for Taxes payable by the Company for periods through the Closing Date; (i) the Company is not doing business in or engaged in a trade or business in any jurisdiction in which it has not filed any applicable income or franchise tax return; (j) there are no proposed reassessments of any property owned by the Company or other proposals that are reasonably expected to materially increase the amount of property tax to which the Company would be subject; (k) the Company has not been a member of any affiliated group with any company and has not filed a Tax return on a consolidated, combined or unitary basis with any company; (l) at all times since September 26, 1997, the Company has had in effect (i) a valid election under Section 1362(a) of the Code (or a comparable election under any successor provision) to be taxed as an S Corporation for federal income tax purposes (an "S Election") (or comparable election under state or local law), (ii) a comparable state law election in each state in which it conducts business, and (iii) a comparable local law election in each locality in which it both conducts business and is subject to a local income tax; (m) the Company has not received and is not aware of any proposal from the IRS or any state or local tax authority to disallow such S Election (or comparable state or local law election) for any taxable year; and (n) the Company has not been and is not subject to Taxes imposed by (i) Section 1371 of the Code, (ii) Section 1375 of the Code, or (iii) Section 1374 of the Code. For purposes of this Agreement, "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amount imposed with respect thereto) imposed by any government or taxing authority on the Company, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.

                  SECTION 4.27. Insurance. (a) Section 4.27(a) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, workers' compensation and bond and surety arrangements) under which the Company has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years:

                  (i) the name, address and telephone number of the agent or broker;

                  (ii) the name of the insurer and the names of the principal insured and each named insured;

                  (iii) the policy number and the period of coverage; and

                  (iv) the type, scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles, retentions and aggregates are calculated and operate) of coverage.

                  (b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and, to the best knowledge of the Company and the Stockholders after due inquiry, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; and (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.

                  (c) Section 4.27(c) of the Disclosure Schedule sets forth all risks against which the Company is self-insured or which are covered under any risk retention program in which the Company participates, together with details for the last five years of the Company's loss experience with respect to such risks.

                  (d) At no time subsequent to December 31, 1995 has the Company
(i) been denied any insurance or indemnity bond coverage which it has requested,
(ii) made any material reduction in the scope or amount of its insurance coverage, or, except as set forth in Section 4.27(d) of the Disclosure Schedule, received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 4.27(a) of the Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect or (iii) suffered any extraordinary increase in premium for renewed coverage. To the best knowledge of the Company and the Stockholders after due inquiry, since December 31, 1995, no insurance carrier has canceled, failed to renew or materially reduced any insurance coverage for the Company or given any notice or other indication of its intention to cancel, not renew or reduce any such coverage.

                  (e) At the Effective Time, all insurance policies currently in effect will be outstanding and duly in force.

                  (f) No insurance policy listed in Section 4.27(a) of the Disclosure Schedule will cease to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect on terms identical to those in effect as of the date hereof as a result of the consummation of the Merger.

                  SECTION 4.28. Full Disclosure. No representation or warranty of any of the Stockholders in this Agreement, nor any statement or certificate furnished or to be furnished to Parent by the Company or any Stockholder or any of their representatives pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement or the Escrow Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                  SECTION 4.29. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of any Stockholder.

                  SECTION 4.30. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. The Board of Directors of the Company has unanimously approved this Agreement.


                                    ARTICLE V

                    ADDITIONAL REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

                  As an inducement to Parent and Merger Sub to enter into this Agreement, each of the Stockholders, as to themselves and not to the other Stockholders, hereby represents and warrants to Parent as follows:

                  SECTION 5.01. Authority of the Stockholders. Each Stockholder is an individual and has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement, the Escrow Agreement and the closing documents contemplated by Section 9.03, to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon execution the Escrow Agreement will be, duly and validly executed and delivered by such Stockholder, and this Agreement constitutes, and upon its execution the Escrow Agreement will constitute, a legal, valid and binding obligation of each such Stockholder enforceable against each Stockholder in accordance with its terms. The failure of the spouse of any Stockholder to be a party or signatory to this Agreement or the Escrow Agreement shall not (i) prevent any such Stockholder from performing his or her obligations and from consummating the transactions contemplated hereunder and thereunder or (ii) prevent this Agreement from constituting the legal, valid and binding obligation of any such Stockholder enforceable against any such Stockholder in accordance with its terms. No spouse of any Stockholder has any rights whatsoever in respect of the Shares.

                  SECTION 5.02. Ownership. Each of the Stockholders owns the number of Shares set forth next to such Stockholder's name in Section 5.02 of the Disclosure Schedule, and, except as set forth in Section 5.02 of the Disclosure Schedule, (i) such Stockholder has good and marketable title to such Shares, free and clear of any Encumbrance of any kind, and (ii) except for the Shares set forth next to each Stockholder's name in Schedule 5.02 of the Disclosure Schedule, each such Stockholder does not own any other shares of capital stock of the Company. All the Shares set forth next to each Stockholder's name in Schedule 5.02 of the Disclosure Schedule have been duly authorized, validly issued, and are fully paid and nonassessable and have been accorded full voting rights. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of Parent in the stock records of the Company, Parent, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances and the Shares will be fully paid and nonassessable.

Except as disclosed in Section 5.02 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

                  SECTION 5.03. Private Placement. (a) Each of the Stockholders understands that (i) the offering and sale of the shares of Parent Common Stock are intended to be exempt from registration under the Securities Act pursuant to
Section 4(2) of the Securities Act and (ii) there can be no assurance that such Stockholders will be able to sell or dispose of such shares purchased by them pursuant to this Agreement. Each of the Stockholders represents that any Parent Common Stock acquired by such Stockholder pursuant to this Agreement shall be acquired by such Stockholder for such Stockholder's own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, that would violate the securities laws of the United States of America or any state thereof.

                  (b) Each Stockholder has consulted with and has received advice from its legal counsel in connection with the entering into of this Agreement, including regarding the transfer restrictions on the shares of Parent Common Stock to be issued in connection with the transaction contemplated by this Agreement.

                  (c) Each Stockholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the shares of Parent Common Stock, or has been advised by a representative with such knowledge and experience, and each Stockholder is capable of bearing the economic risks of such investment.

                  (d) Each Stockholder, or its representative, has been furnished with and has carefully read a copy of this Agreement and the exhibits and schedules to this Agreement and has been given the opportunity to ask questions of, and receive answers from, Parent concerning Parent and its subsidiaries, the terms and conditions of the shares of Parent Common Stock and other related matters.

                  SECTION 5.04. Full Disclosure. No representation or warranty of any of the Stockholders in this Agreement, nor any statement or certificate furnished or to be furnished to Parent by the Company or any Stockholder or any of their representatives pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement or the Escrow Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                  SECTION 5.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of any Stockholder.


                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company and the Stockholders as follows:

                  SECTION 6.01. Organization and Authority. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Escrow Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of its obligations hereunder and thereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Parent. This Agreement has been, and upon its execution, the Escrow Agreement will be, duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the Stockholders) this Agreement constitutes, and upon its execution the Escrow Agreement will constitute, a valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

                  SECTION 6.02. No Conflict. Assuming compliance with the notification requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 6.03, except as may result from any facts or circumstances relating solely to any of the Stockholders, the execution, delivery and performance of this Agreement and the Escrow Agreement by Parent and Merger Sub do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub, (b) conflict with or violate any Law or Governmental Order applicable to Parent or Merger Sub, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Parent or Merger Sub pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Parent or Merger Sub is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and by the Escrow Agreement.

                  SECTION 6.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Escrow Agreement by Parent and Merger Sub do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, which the failure to obtain would prevent or delay consummation of the transactions contemplated by this Agreement, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, except for the notification requirements of the HSR Act and filing and recordation of appropriate merger documents as required by the GBCL.

                  SECTION 6.04. Litigation. Except as disclosed in a writing given to the Company and the Stockholders by Parent on the date of this Agreement, no claim, action, proceeding or investigation is pending or, to the best knowledge of Parent and Merger Sub after due inquiry, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to materially adversely affect (i) Parent's or Merger Sub's ability to consummate, the transactions contemplated by this Agreement or (ii) the business of Parent and its subsidiaries, taken as a whole.

                  SECTION 6.05. Capitalization. The authorized capital stock of Parent consists of (a) 50,000,000 shares of Parent Common Stock and (b) 1,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). As of March 1, 1999, (i) 22,250,472 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and (ii) no shares of Parent Common Stock are held in the treasury of Parent. As of the date of this Agreement, no shares of Parent Preferred Stock were issued and outstanding. Except for (i) stock purchase rights issued pursuant to the Stockholder Rights Plan dated June 1, 1992 between Parent and First Union National Bank of North Carolina, as agent, and (ii) the stock option plans of Parent and its subsidiaries, there are no warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. The Parent Common Stock, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Other than pursuant to the Registration Rights Agreement and the Agreement and Plan of Merger, dated as of July 7, 1997, among Parent, Dycom Acquisitions, Inc., Communications Construction Group, Inc., George Tamasi and Thomas Polis, no person has demand or other rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration.

                  SECTION 6.06. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1997 through the date of this Agreement (collectively, the "SEC Reports"). The SEC Reports (i) at the time they were filed, complied as to form in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of Parent is required to file any form, report or other document with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise named therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

                  (c) To the knowledge of Parent, no event has occurred within the 15 days immediately prior to the date hereof which is required to be reported on Form 8-K under the Securities Act.

                  SECTION 6.07. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.


                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

                  SECTION 7.01. Conduct of Business by the Company Pending the Merger. (a) The Company and the Stockholders covenant and agree that, except as described in Section 7.01(a) of the Disclosure Schedule, between the date hereof and the Effective Time, the business of the Company shall be conducted only in the ordinary course and consistent with the Company's prior practice. Without limiting the generality of the foregoing, except as described in Section 7.01(a) of the Disclosure Schedule, the Company shall (i) continue its pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen the customary payment cycles for any of its payables or receivables;
(iii) use its best efforts to (A) preserve intact its business organization, (B) keep available to Parent the services of the employees of the Company, (C) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and the Business and (D) preserve its current relationships with its customers, suppliers and other persons with which it has significant business relationships; (iv) exercise, but only after notice to Parent and receipt of Parent's prior written approval, any rights of renewal pursuant to the terms of any of the leases or subleases set forth in Section 4.19(b) of the Disclosure Schedule which by their terms would otherwise expire; and (v) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Company or any of the Stockholders to be untrue or result in a breach of any covenant made by the Company or any Stockholders in this Agreement.

                  (b) By way of amplification and not limitation, the Company will not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, without the prior written consent, which consent shall not be unreasonably withheld, of Parent, any of the things enumerated in the second sentence of Section 4.12 (including, without limitation, clauses (i) through (xxx) thereof).

                  SECTION 7.02. Access to Information. (a) From the date hereof until the Effective Time, upon reasonable notice and during normal business hours, the Company and each of the Company's officers, directors, employees, agents, representatives, accountants and counsel shall afford Parent and its representatives reasonable access to the offices, properties, other facilities, books and records of the Company and to those officers, directors, employees, agents, accountants and counsel of the Company who have any knowledge relating to the Company or the Business and furnish to Parent and its representatives such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company and the Business (or legible copies thereof) as Parent or its representatives may from time to time reasonably request.

                  (b) In order to facilitate the resolution of any claims made against or incurred by the Stockholders prior to the Effective Time, for a period of seven years after the Effective Time, Parent shall (i) retain the books and records of the Company relating to periods prior to the Effective Time and (ii) during such seven-year period, upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Stockholders reasonable access (including the right to make, at the Stockholders' expense, photocopies), during normal business hours, to such books and records.

                  (c) In order to facilitate the resolution of any claims made by or against or incurred by Parent or the Company after the Effective Time or for any other reasonable purpose, for a period of seven years following the Effective Time, each of the Stockholders shall (i) retain the books and records which relate to the Company and its operations for periods prior to the Effective Time and which shall not otherwise have been delivered to Parent or the Company and (ii) during such seven-year period, upon reasonable notice, afford the officers, employees and authorized agents and representatives of Parent or the Company reasonable access (including the right to make photocopies, at the expense of Parent or the Company), during normal business hours, to such books and records.

                  SECTION 7.03. Confidentiality. (a) The Company and each of the Stockholders agrees to, and shall cause its agents, representatives and Affiliates and the Company's agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business or the Company, (ii) in the event that any Stockholder or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Parent with prompt written notice of such requirement so that Parent or the Company may seek a protective order or other remedy or waive compliance with this Section 7.03, (iii) in the event that such protective order or other remedy is not obtained, or Parent waives compliance with this Section 7.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts, at Parent's expense, to obtain assurances that confidential treatment will be accorded such information, (iv) promptly furnish (prior to, at, or as soon as practicable following, the Effective Time) to the Company or Parent any and all copies (in whatever form or medium) of all such confidential information then in the possession of such Stockholder or any of his agent, representative, Affiliate, employee, officer and director and, except as otherwise required by Section 7.02(c), destroy any and all additional copies then in the possession of such Stockholder or any such agent, representative, Affiliate, employee, officer and director of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that (x) is or becomes generally available to the public other than as a result of a disclosure by any of the Stockholders or their representatives not permitted by this Agreement,
(y) was available to the Stockholders on a nonconfidential basis prior to its disclosure by Parent or its representatives or (z) becomes available to the Stockholders on a nonconfidential basis from a person other than Parent or its representatives who is not otherwise bound by a confidentiality agreement with Parent or any of its representatives, or is not otherwise under an obligation to Parent or any of its representatives not to transmit the information to the Stockholders. The Company and each of the Stockholders agree and acknowledge that remedies at law for any breach of its obligations under this Section 7.03(a) are inadequate and that in addition thereto Parent shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

                  (b) Parent agrees to, and shall cause its agents, representatives and Affiliates to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Stockholders, (ii) in the event that Parent or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Stockholders with prompt written notice of such requirement so that the Stockholders may seek a protective order or other remedy or waive compliance with this Section 7.03, (iii) in the event that such protective order or other remedy is not obtained, or the Stockholders waive compliance with this Section 7.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts, at the Stockholders' expense, to obtain assurances that confidential treatment will be accorded such information, (iv) promptly furnish (prior to, at, or as soon as practicable following the Closing) to the Stockholders any and all copies (in whatever form or medium) of all such confidential information then in the possession of Parent or any such agent, representative, Affiliate, employee, officer and director and, except as otherwise required by Section 7.02(c), destroy any and all additional copies then in the possession of Parent or any such agent, representative, Affiliate, employee, officer and director of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that (x) is or becomes generally available to the public other than as a result of a disclosure by Parent or its representatives not permitted by this Agreement, (y) was available to Parent on a nonconfidential basis prior to its disclosure by Parent or its representatives or (z) becomes available to Parent on a nonconfidential basis from a person other than the Stockholders or their representatives who is not otherwise bound by a confidentiality agreement with the Stockholders or any of their representatives, or is not otherwise under an obligation to the Stockholders or any of their representatives not to transmit the information to Parent. Parent agrees and acknowledges that remedies at law for any breach of its obligations under this Section 7.03(b) are inadequate and that in addition thereto the Stockholders shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

                  (c) In the event of any inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall control. Upon termination of this Agreement pursuant to Section 11.01, the obligations of the parties with respect to confidential information shall be governed by the Confidentiality Agreement.

                  SECTION 7.04. Regulatory and Other Authorizations; Notices and Consents. (a) The Company and the Stockholders shall use their best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Escrow Agreement and will cooperate fully with Parent in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

                  (b) The Company shall give promptly such notices to third parties and use its or their best efforts to obtain such third party consents and estoppel certificates as Parent may in its sole and absolute discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

                  (c) Parent shall cooperate and use all reasonable efforts to assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that Parent shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which Parent in its sole and absolute discretion may deem adverse to the interests of Parent, the Company or the Business.

                  (d) None of the Stockholders nor the Company know of any reason why all the consents, approvals and authorizations necessary for the consummation of the transactions contemplated hereby will not be received.

                  (e) Each of the Stockholders agree that, in the event any consent, approval or authorization necessary or desirable to preserve for the Business or the Company any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which any such Stockholder or the Company is a party is not obtained prior to the Effective Time, such Stockholder will, subsequent to the Effective Time, cooperate with Parent and the Surviving Corporation in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, such Stockholder shall use its best efforts to provide the Surviving Corporation, at the Surviving Corporation's sole expense, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if such Stockholder provides such rights and benefits, the Company shall assume the obligations and burdens thereunder.

                  SECTION 7.05. No Solicitation or Negotiation. The Company and each of the Stockholders agree that between the date of this Agreement and the earlier of (i) the Closing and (ii) the termination of this Agreement, none of the Stockholders, the Company or any of their respective Affiliates, officers, directors, representatives or agents will (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (i) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or assets of the Company, (ii) to enter into any business combination with the Company or (iii) to enter into any other extraordinary business transaction involving or otherwise relating to the Company, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company and the Stockholders immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company and the Stockholders shall notify Parent promptly if any such proposal or offer, with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal or offer and the terms and conditions of such proposal or offer. Each of the Company and the Stockholders agree not to and without the prior written consent of Parent, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

                  SECTION 7.06. Notification of Certain Matters. Prior to the Effective Time, the Company and each of the Stockholders shall promptly notify Parent in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which would reasonably be expected to result in any breach of a representation or warranty or covenant of the Company or any of the Stockholders in this Agreement or which would be reasonably likely to have the effect of making any representation or warranty of the Company or any Stockholder in this Agreement untrue or incorrect in any respect and (ii) all other material developments affecting the Assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations or employee relations of the Company or the Business; provided, however, that the delivery of any notice pursuant to this
Section 7.06 shall not be deemed to be an amendment of this Agreement or the Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement. No delivery of any notice pursuant to this Section 7.06 shall limit or affect the remedies available hereunder to the party receiving such notice, including the rights of Parent under Section 10.02(a), in the event that a representation or warranty made by the Company or Parent herein shall not be true and correct as of the date hereof and as of the Effective Time.

                  SECTION 7.07. Non-Competition. (a) For a period of three (3) years after the Closing, none of the Stockholders shall directly or indirectly engage in the business of providing telecommunications or electrical services in the nature of engineering, construction, installation, upgrading, maintenance, mapping, locating or technical activities for utility companies, cable television systems or telephone companies (the "Parent's Business"), whether as a proprietor, partner, joint venturer, employer, agent, employee, consultant, officer or beneficial or record owner of more than four percent of the stock of any corporation or association of any nature which is competitive to the Parent's Business in the contiguous lower 48 states of the United States of America. Within that geographical area and during that non-compete period, none of the Stockholders shall solicit or do business competitive to the Parent's Business with any customers, partners or associates of the Parent or any of its subsidiaries. Provided, however, that nothing in this Section or this Agreement shall prevent any Stockholder from participation in the management of or ownership of an equity interest in any company, corporation or association of any nature, that owns or has constructed for its own account, alone or with co-owners or joint venturers, fiber optic or other telecommunications or electrical systems or facilities.

                  (b) Each of the Stockholders agrees that the breach by such Stockholder of the covenant contained in Section 7.07(a) is likely to result in immediate and irreparable harm, directly or indirectly, to Parent. Each of the Stockholders, therefore, consents and agrees that if such Stockholder violates any of such covenants, Parent shall be entitled, among and in addition to any other rights or remedies available under this Agreement or at law or in equity, to temporary and permanent injunctive relief to prevent such Stockholder from committing or continuing a breach of such covenants.

                  (c) It is the desire, intent and agreement of each of the Stockholders and Parent that the restrictions placed on each of the Stockholders by Section 7.07(a) be enforced to the fullest extent permissible under the law and public policy applied by any jurisdiction in which enforcement is sought. Accordingly, if and to the extent that any portion of this Section 7.07 shall be adjudicated to be unenforceable, such portion shall be deemed amended to delete therefrom, or to reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply only with respect to the operation of such portion in the particular jurisdiction in which such adjudication is made.

                  SECTION 7.08. Public Announcements. Prior to the Closing, Parent, the Stockholders and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated thereby, including by providing a draft of any proposed press release or public statement with respect to the initial announcement of this Agreement and the transactions contemplated hereby to the other party prior to such issuance, and shall not issue any such press release or make any such public statement prior to such consultation.

                  SECTION 7.09. Resale Restrictions. (a) Each of the Stockholders acknowledges and agrees that the shares of Parent Common Stock issued pursuant to this Agreement have not been registered under the Securities Act or any state securities Law, and that such shares to be received by them are being acquired solely for their own account, for investment and not with a view to the sale or distribution thereof. Each of the Stockholders hereby agrees not to offer, sell, hypothecate, pledge or otherwise transfer, pledge or hypothecate such shares unless and until registered under the Securities Act and any applicable state securities Law or unless such offer, sale, transfer, pledge or hypothecation is exempt from registration or is otherwise in compliance with the Securities Act and such Laws. Each of the Stockholders acknowledges that, except as provided in the Registration Rights Agreement, such Stockholder has no right to require Parent to register shares of Parent Common Stock. Each of the Stockholders understands and agrees that each certificate representing shares of Parent Common Stock received hereunder shall bear the following legends:

                    THE TRANSFER OF THE SECURITIES REPRESENTED BY
                    THIS CERTIFICATE IS RESTRICTED BY AN AGREEMENT ON FILE AT THE OFFICES OF THE CORPORATION.

                    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

and such Stockholder agrees to transfer shares of Parent Common Stock only in accordance with the provisions of such legends. In addition, each of the Stockholders agrees that Parent shall instruct the transfer agent to only transfer Parent Common Stock pursuant to these provisions.

                  (b) In the event the shares of Parent Common Stock received by any Stockholder hereunder cease to be restricted for purposes of the Securities Act, upon request of such Stockholder and surrender of the certificate bearing such legends, Parent or its designated agent will promptly reissue such certificates to such Stockholder without such legends.

                  SECTION 7.10. Release of Indemnity Obligations. Each of the Stockholders covenants and agrees, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company, a general release and discharge, in form and substance satisfactory to Parent releasing and discharging the Company from any and all obligations to indemnify such Stockholder or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing except for the obligation to indemnify such Stockholder as an officer or director of the Company pursuant to the bylaws of the Company in effect on the date hereof or as otherwise provided under the GBCL.

                  SECTION 7.11. Plan of Reorganization. The Agreement is intended to constitute a tax free "plan of reorganization" within the meaning of
Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date hereof and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of
Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their Affiliates shall knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

                  SECTION 7.12. Stockholder Vote. Prior to the Effective Time, the Company shall call and hold a meeting of the Board of Directors of the Company and of the Stockholders, if required to do so, or otherwise solicit the adoption of this Agreement by both the Board of Directors of the Company and the Stockholders. Each Stockholder holding shares of Company

Common Stock shall vote all of the Shares held by such Stockholder in favor of adoption of this Agreement.

                  SECTION 7.13. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

                  SECTION 7.14. Stock Splits. Prior to the Closing, Parent shall not subdivide into a smaller number, reclassify or otherwise materially change its issued and outstanding common stock.

                  SECTION 7.15. Disclosure Schedule. Prior to the Closing and within 21 days of the date of this Agreement, the Company and the Stockholders shall provide Parent with a copy of the Disclosure Schedule.


                                  ARTICLE VIII

                                   TAX MATTERS

                  SECTION 8.01. Indemnity. (a) The Stockholders agree, jointly and severally, to indemnify and hold harmless Parent and the Company against the following Taxes and, except as otherwise provided in Section 8.04, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: Taxes imposed on the Company with respect to taxable periods or the portion of any taxable period of such Person ending on or before the Effective Time resulting from a determination by a tax authority that such Taxes are due because of (x) a finding of fraud and/or (y) the disallowance of a deduction taken by the Company and determined to be a personal expense of a Stockholder. Parent shall be responsible for Taxes and associated expenses not allocated to the Stockholder pursuant to the first sentence hereof.

                  (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Final Closing Date and ends after the Final Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Final Closing Date shall be:

                  (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or person, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 8.07), deemed equal to the amount which would be payable if the taxable year ended with the Final Closing Date; and

                  (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Final Closing Date and the denominator of which is the number of calendar days in the entire period.

                  SECTION 8.02. Returns and Payments. (a) From the date of this Agreement through and after the Closing, the Stockholders shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax returns, reports and forms ("Returns") relating to the Company that are due on or before or relate to any taxable period ending on or before the Closing (and Parent shall do the same with respect to any taxable period ending after the Closing). Returns of the Company not yet filed for any taxable period that begins before the Closing shall be prepared in a manner consistent with past practices employed with respect to the Company (except to the extent counsel for the Stockholders or the Company renders a legal opinion that there is no reasonable basis in law therefor or determines that a Return cannot be so prepared and filed without being subject to penalties). With respect to any Return required to be filed by Parent with respect to the Company and as to which an amount of Tax is allocable to the Stockholders under Section 8.01, Parent shall provide the Stockholders and their authorized representatives with a copy of such completed Return and a statement certifying the amount of Tax shown on such Return that is allocable to the Stockholders pursuant to Section 8.01, together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Return, and the Stockholders and their authorized representatives shall have the right to review and comment on such Return and statement prior to the filing of such Return. With respect to any Return required to be filed by any Stockholder with respect to the Company, the Stockholders shall provide Parent and its authorized representatives with a copy of such completed Return, together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Return and Parent and its authorized representatives shall have the right to review and comment on such Return and statement prior to the filing of such Return.

                  (b) The Stockholders shall pay or cause to be paid when due and payable all Taxes with respect to the Company for any taxable period ending on or before the Closing to the extent such Taxes exceed the amount, if any, accrued for such Taxes as current Taxes payable on the Closing, and Parent shall so pay or cause to be paid Taxes for any taxable period after the Closing (subject to its right of indemnification from the Stockholders by the date set forth in Section 8.05 for Taxes attributable to the portion of any Tax period that includes the Closing pursuant to Section 8.01).

                  SECTION 8.03. Refunds. Any Tax refund (including any interest with respect thereto) relating to the Company for any taxable period prior to the Closing shall be the property of Parent, and if received by the Stockholders shall be paid over promptly to Parent. In addition, any Tax refund (or equivalent benefit to any Stockholder through a reduction in Tax liability) for a period before the Closing arising out of the carryback of a loss or credit incurred by the Company in a taxable year ending after the Closing shall be the property of Parent and, if received by such Stockholder, shall be paid over promptly to Parent.

                  SECTION 8.04. Contests. (a) After the Closing, Parent shall promptly notify the Stockholders in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of Parent or of the Company which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VIII; provided, however, that a failure to give such notice will not affect Parent's right to indemnification under this Article VIII except to the extent, if any, that, but for such failure, the Stockholders could have avoided all or a portion of the Tax liability in question.

                  (b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing and provided that the Stockholders acknowledge in writing their liability under this Agreement to hold Parent and the Company harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding that relates to periods ending on or before the Closing (or, in the case of any taxable year that includes the Closing, against an adjustment allocable under
Section 8.01 to the portion of such year ending on or before the Closing Date) and is subject to indemnification under Section 7.01, the Stockholders shall have the right at their expense to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates solely to a potential adjustment for which the Stockholders have acknowledged their liability; Parent also may participate in any such audit or proceeding and, if the Stockholders do not assume the defense of any such audit or proceeding, Parent may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to the Stockholders setting forth the terms and conditions of settlement. In the event that issues relating to a potential adjustment for which the Stockholders have acknowledged their liability are required to be dealt with in the same proceeding as separate issues relating to a potential adjustment for which Parent would be liable, Parent shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

                  (c) With respect to issues relating to a potential adjustment for which both the Stockholders (as evidenced by its acknowledgment under this Section 8.04) and Parent or the Company could be liable, (i) each party may participate in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VIII by Parent and the Stockholders.

                  (d) Neither Parent nor any Stockholder shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affectthe other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld. Parent and the Stockholders agree to cooperate, and Parent agrees to cause the Company to cooperate, in the defense against or compromise of any claim in any audit or proceeding.

                  SECTION 8.05. Time of Payment. Payment by the Stockholders of any amounts due under this Article VIII in respect of Taxes shall be made (i) at least three Business Days before the due date of the applicable estimated or final Return required to be filed by Parent on which is required to be reported income for a period ending after the Closing for which any Stockholder is responsible under Section 8.01 without regard to whether the Return shows overall net income or loss for such period, and (ii) within three Business Days following an agreement between the Stockholders and Parent that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a "determination" as defined in Section 1313(a) of the Code. If liability under this Article VIII is in respect of costs or expenses other than Taxes, payment by any Stockholder of any amounts due under this Article VIII shall be made within five Business Days after the date on which the Stockholders have been notified by Parent that the Stockholders have a liability for a determinable amount under this Article VIII and is provided with calculations or other materials supporting such liability.

                  SECTION 8.06. Cooperation and Exchange of Information. Upon the terms set forth in Section 7.02 of this Agreement, the Stockholders and Parent will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any of the Company or any part of the Business from Parent. Such cooperation and information shall include providing copies of relevant Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Stockholders shall make their employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of the Stockholders and Parent shall retain all Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Returns. Any information obtained under this Section 8.06 shall be kept confidential in accordance with
Section 7.03 except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting an audit or other proceeding.

                  SECTION 8.07. Miscellaneous. (a) The Stockholders and Parent agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company) under this Article VIII, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the merger consideration or as capital contributions for Tax purposes and that such treatment shall govern for purposes, hereof except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

                  (b) Notwithstanding any provision in this Agreement to the contrary, the obligations of the Stockholders to indemnify and hold harmless Parent and the Company pursuant to this Article VIII shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

                  (c) From and after the date of this Agreement, no Stockholder shall without the prior written consent of Parent (which may, in its sole and absolute discretion, withhold such consent) make, or cause or permit to be made, any material Tax election that would affect the Company.

                  (d) For purposes of this Article VIII, "Parent" and "each Stockholder", respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member (other than the Company, except to the extent expressly referenced).

                  (e) Parent or the Stockholders shall be entitled to recover professional fees and related costs that they may reasonably incur to enforce the provisions of this Article VIII.

                  (f) This Article VIII (and not Article X) shall be the sole provision for indemnification against breach of representations, warranties, covenants and agreements regarding Taxes.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

                  SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                  (a) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or been terminated; and

                  (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting its consummation; and

                  (c) Ervin Stock Purchase Agreement. The Ervin Stock Purchase Agreement shall be in full force and effect and all conditions precedent to the consummation of the transactions contemplated thereunder shall have been satisfied or waived by the parties thereto, and the merger contemplated thereby shall be consummated simultaneously with the Closing.

                  SECTION 9.02. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions the Merger shall be subject to the fulfillment of the following further conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Parent and Merger Sub contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Effective Time, with the same force and effect as if made as of the Effective Time, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 9.02(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Parent and Merger Sub on or before the Effective Time shall have been complied with in all material respects, and the Company shall have received a certificate from the Parent and Merger Sub to such effect signed by a duly authorized officer thereof;

                  (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any of the parties hereto, seeking to restrain or materially and adversely alter the Merger which, in the reasonable, good faith determination of the Company, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this
         Section 9.02(b) shall not apply if the Company or any of the Stockholders has directly or indirectly solicited or encouraged any such Action;

                  (c) Resolutions. The Company shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Parent, of the resolutions duly and validly adopted by the Board of Directors of Parent evidencing its authorization of the execution and delivery of this Agreement and the consummation of the Merger;

                  (d) Incumbency Certificate. The Company shall have received a certificate of the Secretary or an Assistant Secretary of each of the Parent and Merger Sub certifying the names and signatures of the officers of the Parent and Merger Sub authorized to sign this Agreement and the other documents to be delivered hereunder; and

                  (e) Registration Rights Agreement. The Registration Rights Agreement, in substantially the form attached hereto as Exhibit 9.02(e), shall have been executed and delivered by Parent.

                  (f) Legal Opinion. The Company and the Stockholders shall have received a legal opinion, addressed to the Stockholders and dated the Effective Time, substantially in the form of Exhibit 9.02(f).

                  SECTION 9.03. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the Company and the Stockholders contained in this Agreement and the Escrow Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 9.03(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with in all material respects by the Company and the Stockholders on or before the Closing shall have been complied with, and Parent shall have received a certificate of the Company and each of the Stockholders to such effect;

                  (b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against any of the parties hereto, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement and the Escrow Agreement which Parent believes, in its reasonable, good faith determination, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or which could have a Material Adverse Effect or otherwise render inadvisable, in the sole and absolute discretion of Parent, the consummation of the transactions contemplated by this Agreement; provided, however, that the provisions of this Section 9.03(b) shall not apply if Parent has solicited or encouraged any such Action;

                  (c) Legal Opinion. Parent shall have received legal opinions from the counsel to each of the Company and the Stockholders, each addressed to Parent and dated the Effective Time, substantially in the form of Exhibits 9.03(c)(i) and 9.03(c)(ii), respectively;

                  (d) Consents and Approvals. Parent, the Stockholders and the Company shall have received, each in form and substance satisfactory to Parent in its sole and absolute discretion, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates which Parent in its sole and absolute discretion deems necessary or desirable for the consummation of the transactions contemplated by this Agreement;

                  (e) Resignations of the Company's Directors and Officers. Parent shall have received the resignations, effective as of the Closing, of all the directors and officers of the Company, except for such persons as shall have been designated in writing prior to the Closing by Parent to the Stockholders;

                  (f) Organizational Documents. Parent shall have received a copy of (i) the Certificates of Incorporation, as amended, of the Company, certified by the secretary of state of Kentucky, as of a date not earlier than five Business Days prior to the Effective Time and accompanied by a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Effective Time, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational documents) since such date, and (ii) the By-laws (or similar organizational documents) of the Company, certified by the Secretary or Assistant Secretary of the Company;

                  (g) Minute Books. Parent shall have received a copy of the minute books and stock register of the Company, certified by the Secretary or Assistant Secretary as of the Effective Time;

                  (h) Good Standing; Qualification to Do Business. Parent shall have received good standing certificates for the Company from the secretary of state of the jurisdiction in which each such entity is incorporated or organized and from the secretary of state in each other jurisdiction in which the properties owned or leased by any of the Company, or the operation of its business in such jurisdiction, requires the Company to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five Business Days prior to the Effective Time and accompanied by bring-down telegrams dated the Effective Time;

                  (i) Release of Indemnity Obligations. Parent shall have received the general release and discharge from each of the Stockholders referred to in Section 7.10 in form and substance satisfactory to Parent in its sole and absolute discretion;

                  (j) Due Diligence. Parent shall have completed all its business, legal, accounting and environmental due diligence with respect to the Company and shall, in its reasonable discretion, be satisfied with the results thereof;

                  (k) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Material Adverse Effect; and

                  (l) Escrow Agreement. Each of the Stockholders shall have executed the Escrow Agreement in substantially the form attached hereto as Exhibit 2.07.


                                    ARTICLE X

                                 INDEMNIFICATION

                  SECTION 10.01. Survival of Representations and Warranties. The representations and warranties of the Company and the Stockholders contained in this Agreement, and all statements contained in this Agreement, the Exhibits to this Agreement, the Disclosure Schedule, the Escrow Agreement and any certificate, Financial Statement or report or other document delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (collectively, the "Merger Documents"), shall survive the Effective Time until October 1, 2000; provided, however, that (a) the representations and warranties dealing with Tax matters shall survive as provided in Section 8.07(b), (b) insofar as any claim is made by Parent for the breach of any representation or warranty of any of the

Stockholders contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Effective Time, or activities or omissions that occur, on or prior to the Effective Time, such representations and warranties shall, for purposes of such claim by Parent, survive until thirty calendar days after the expiration of the applicable statute of limitations governing such claims and (c) insofar as any claim is made by Parent for the breach of any representation or warranty of any of the Stockholders contained herein relating to environmental matters, such representation and warranty shall, for purposes of such claims by Parent, survive the Effective Time until the fifth anniversary of the Effective Time. Neither the period of survival nor the liability of the Stockholders with respect to the Stockholders' representations and warranties shall be reduced by any investigation made at any time by or on behalf of Parent. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party to another party, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

                  SECTION 10.02. Indemnification. (a) Parent, its Affiliates and their successors and assigns, and the officers, directors, employees and agents of Parent, its Affiliates (including without limitation, the Company) and their successors and assigns shall be indemnified and held harmless by the Stockholders, jointly and severally, for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' and consultants' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a "Loss"), arising out of or resulting from:

                  (i) the breach of any representation or warranty made by the Company or any Stockholder contained in the Merger Documents; or

                  (ii) the breach of any covenant or agreement by the Company or any Stockholder contained in the Merger Documents; or

                  (iii) Liabilities of the Company not reflected on the Reference Balance Sheet, whether arising before or after the Effective Time, arising from or relating to the ownership or actions or inactions of the Company or the conduct of their respective businesses prior to the Effective Time; or

                  (iv) any and all Losses suffered or incurred by Parent, any of its Affiliates or the Company by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of any of the Stockholders or the Company occurring or existing prior to the Effective Time; or

                  (v) (A) any and all Remedial Actions performed at any time relating to any Release of Hazardous Materials into the Environment or on or about the Real Property prior to the Effective Time to the extent any such Remedial Action is required under any Environmental Law or by any Governmental Authority or is necessary to prevent or abate a significant risk to human health or the environment; (B) any and all Environmental Claims arising before the fifth anniversary of the Closing Date that relate to the business or the operation of the Company prior to the Effective Time; or (C) any and all noncompliances with or violations of any applicable Environmental Law or Environmental Permit by the Company prior to the Effective Time;

provided, however, with respect to each Stockholder, such Stockholder shall have no obligation under this Section 10.02 for breaches of another Stockholder's representations and warranty contained in Article V.

                  (b) Each of the Stockholders, their successors and assigns and agents of the Stockholders and their successors and assigns shall be indemnified and held harmless by the Parent for any and all Losses arising from any claim or cause of action of any third party to the extent arising out of the Parent's use of the Assets or conduct of the Business following the Closing.

                  (c) An indemnified party shall give the indemnifying party notice of any matter which an indemnified party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the indemnifying party under this
Article X with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article X ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an indemnified party shall receive notice of any Third Party Claim, the indemnified party shall give the indemnifying party notice of such Third Party Claim within 30 days of the receipt by the indemnified party of such notice; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article X except to the extent the indemnifying party is materially prejudiced by such failure. If the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party hereunder against any Losses that may result from such Third Party Claim, then the indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the indemnified party within ten days of the receipt of such notice from the indemnified party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the indemnified party, in its sole and absolute discretion, for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain its own counsel, in each jurisdiction for which the indemnified party determines counsel is required, at the expense of the indemnifying party. In the event the indemnifying party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the indemnified party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party's expense, all witnesses, pertinent records, materials and information in the indemnified party's possession or under the indemnified party's control relating thereto as is reasonably required by the indemnifying party. Similarly, in the event the indemnified party is, directly or indirectly, conducting the defense against any such Third Party Claim, the indemnifying party shall cooperate with the indemnified party in such defense and make available to the indemnified party, at the indemnifying party's expense, all such witnesses, records, materials and information in the indemnifying party's possession or under the indemnifying party's control relating thereto as is reasonably required by the indemnified party. No such Third Party Claim may be settled by any indemnifying party without the prior written consent of the indemnified party.

                  SECTION 10.03. Tax Matters. Article VIII (and not this Article
X) shall be the sole provision for indemnification against breach of representations, warranties, covenants and agreements regarding Tax matters, including the survival of representations and warranties contained in Section
4.26 of this Agreement and any other representations and warranties relating to Taxes contained in any of the Merger Documents.

                  SECTION 10.04. Limits on Indemnification. The indemnification obligations of the Stockholders pursuant to Section 10.02(a) shall not be effective until the aggregate dollar amount of all Losses which would otherwise be indemnifiable pursuant to Section 10.02(a) exceeds $200,000 (the "Threshold Amount"), provided, however, that if the Threshold Amount is exceeded, the Stockholders shall be liable for all Losses, including the Threshold Amount. Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable Losses which may be recovered from the Stockholders arising out of or resulting from the causes enumerated in Section 10.02(a) of this Agreement shall be an amount equal to $2,000,000 in the aggregate. In addition, the indemnification obligations of the Stockholders shall be satisfied first from the Escrow Shares, in accordance with the Escrow Agreement.

                  SECTION 10.05. Exclusive Remedy. Except for claims related to a wilful or intentional breach of any provision of this Agreement or fraud by any of the parties hereto, the rights of indemnified parties to indemnification under this Article X shall constitute the sole and exclusive remedies of the indemnified parties from and after the Effective Time with respect to the matters in respect of which indemnification may be provided for hereunder; provided, however, nothing in this Article X shall be deemed to preclude an indemnified party from seeking equitable relief for any failure of any party hereto to perform any covenant or agreement required to be performed by any party hereto.

                                   ARTICLE XI

                             TERMINATION AND WAIVER

                  SECTION 11.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

              (a) by Parent if (i) an event or condition occurs that has resulted in or that may be reasonably expected to result in a Material Adverse Effect, (ii) any representation or warranty of the Company or any of the Stockholders contained in this Agreement shall not have been true and correct in all material respects when made, (iii) the Company or any of the Stockholders shall not have complied with any covenant or agreement to be complied with by it and contained in this Agreement in all material respects; or (iv) any of the Stockholders or the Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any such Stockholder or the Company seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; or

                  (b) by the Company and the Stockholders, on the one hand, or Parent and Merger Sub, on the other hand, if the Effective Time shall not have occurred by April 30, 1999; provided, however, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Effective Time to occur on or prior to such date; or

                  (c) by either the Company and the Stockholders, on the one hand, or Parent and Merger Sub, on the other hand, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

                  (d) by the Stockholders upon written notice to Parent, if the closing price of Parent Common Stock on the trading day prior to the Initial Closing Date is less than the Minimum Share Value provided that such termination right shall only be effective if the closing price of Parent Common Stock is less than the Minimum Share Value on each of the five Business Days beginning with and including the Initial Closing Date (such five-day period, the "Waiting Period"), provided further that such notice of termination shall be deemed revoked by the Stockholders on the first day (the "Stockholders' Termination Revocation Date") during the Waiting Period that the closing price of Parent Common Stock is equal to or greater than the Minimum Share Value; or

                  (e) by Parent upon written notice to the Stockholders, if the closing price of Parent Common Stock on the trading day prior to the Initial Closing Date is greater than the Maximum Share Value provided that such termination right shall only be effective if the closing price of Parent Common Stock is greater than the Maximum Share Value on each of the five Business Days during the Waiting Period, provided further that such notice of termination shall be deemed revoked by Parent on the first day (the "Parent Termination Revocation Date") during the Waiting Period that the closing price of Parent Common Stock is less than or equal to the Maximum Share Value; or

                  (f) by the mutual written consent of the Company and the Stockholders, on the one hand, or Parent and Merger Sub, on the other hand.

                  SECTION 11.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (i) as set forth in Section 12.01 and (ii) that nothing herein shall relieve any party from liability for any breach of this Agreement.

                  SECTION 11.03. Waiver. Either Parent and Merger Sub, on one hand, and the Company and the Stockholders, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.


                                   ARTICLE XII

                               GENERAL PROVISIONS

                  SECTION 12.01. Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Effective Time shall have occurred.

                  SECTION 12.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02):

                           if to the Stockholders or to the Company:

                           Apex Digital TV, Inc.
                           P.O. Box 10
                           450 Pryor Boulevard
                           Sturgis, Kentucky 42459
                           Telecopier:  (502) 333-3300
                           Attention:  Mr. Gary Ervin

                           with a copy to:

                           White and Williams LLP
                           1800 One Liberty Place
                           Philadelphia, Pennsylvania 19103
                           Telecopier: (215) 864-7123
                           Attention:  Mr. Melvin Shralow, Esquire

                           if to Parent or Merger Sub:

                           Dycom Industries, Inc.
                           First Union Center,
                           Suite 600
                           4440 PGA Boulevard
                           Palm Beach Gardens, Florida  33410-6542
                           Telecopier:  (561) 627-7709
                           Attention:   Mr. Steven Nielsen

                           with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022
                           Telecopier:  (212) 848-7179
                           Attention:  Richard B. Vilsoet, Esq.

                  SECTION 12.03. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 12.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  SECTION 12.05. Entire Agreement. This Agreement, the Escrow Agreement, the Registration Rights Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

                  SECTION 12.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Stockholders and Parent (which consent may be granted or withheld in the sole discretion of the Stockholders or Parent).

                  SECTION 12.07. No Third Party Beneficiaries. Except for the provisions of Article X relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 12.08. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the parties hereto or (b) by a waiver in accordance with Section 11.03.

                  SECTION 12.09. Miscellaneous. (a) Each of the Stockholders hereby (i) appoints and authorizes Gary E. Ervin to act as, and Gary E. Ervin by his signature on the designated signature page of this Agreement agrees to act as, the agent for purposes of Article II, Article VIII and Article X of this Agreement and (ii) appoints and authorizes Gary E. Ervin to act as, and Gary E. Ervin by his signature on the designated signature page of this Agreement agrees to act as, the agent for all other matters hereunder and under the other Merger Documents for the benefit of all the Stockholders for the receipt and for the giving of any notice specified in this Agreement or any other Merger Document to be given or received, as the case may be, by the Stockholders' Representative (in such capacity, the "Stockholders' Representative"). Parent and the Escrow Agent may each conclusively rely on the authority of the Stockholders' Representative to act as agent for each of the Stockholders for the receipt or giving of any notice specified in this Agreement or any other Merger Document to be given or received, as the case may be, by the Stockholders' Representative, until such time as Parent or the Escrow Agent, as the case may be, shall have received written notice from the Stockholders' Representative of his, her or its resignation and the appointment of a substitute agent. Each Stockholder agrees that, should the Stockholders' Representative resign or be unable to serve, it shall immediately select jointly with the other Stockholders a single substitute agent for the giving and receiving of notices, whose appointment shall be effective on the date of the prior agent's resignation.

                  (b) The Stockholders' Representative accepts his or her appointment and, notwithstanding any provision to the contrary contained in any Merger Document, it is agreed that the Stockholders' Representative shall not have any duties or responsibilities to Parent, except those expressly set forth herein and therein, nor shall the Stockholders' Representative have or be deemed to have any fiduciary relationship with any Stockholder as a result of his or her appointment as Stockholders' Representative, and no implied covenants, functions, responsibilities, duties, obligation or liabilities shall be read into any Merger Document or otherwise exist against the Stockholders' Representative.

                  SECTION 12.10. Governing Law. This Agreement shall be governed by the laws of the State of New York.

                  SECTION 12.11. Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Delaware located in Wilmington, or in the United States District Court for the District of Delaware. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 12.02 hereof.

                  SECTION 12.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  SECTION 12.14. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

ACTIONS OF ANY OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                  IN WITNESS WHEREOF, each of the Company, the Stockholders, Merger Sub and Parent (by its officers thereunto duly authorized) have caused this Agreement to be executed as of the date first written above.

                                        APEX DIGITAL TV, INC.


                                        By: /s/ GARY ERVIN
                                            ------------------------------
                                            Name:  GARY ERVIN
                                            Title: President


                                        /s/ GARY E. ERVIN
                                        ------------------------
                                        GARY E. ERVIN,
                                        in his individual capacity

                                        /s/ TIMOTHY W. ERVIN
                                        ------------------------
                                        TIMOTHY W. ERVIN,
                                        in his individual capacity

                                        /s/ ROBERT W. ERVIN
                                        ------------------------
                                        ROBERT W. ERVIN,
                                        in his individual capacity

                                        /s/ KEITH E. WALKER
                                        ------------------------
                                        KEITH E. WALKER,
                                        in his individual capacity

                                        /s/ ROBERT J. CHASTAIN
                                        ------------------------
                                        ROBERT J. CHASTAIN,
                                        in his individual capacity

                                        /s/ CHARLES T. MCELROY
                                        ------------------------
                                        CHARLES T. MCELROY,
                                        in his individual capacity

                                        /s/ PENNY J. WARD
                                        ------------------------
                                        PENNY J. WARD,
                                        in her individual capacity

                                        DYCOM INDUSTRIES, INC.


                                        By: /s/ Thomas R. Pledger
                                            ------------------------------
                                            Name:  Thomas R. Pledger
                                            Title: Executive Chairman



                                        DYCOM ACQUISITION CORPORATION III


                                        By: /s/ Steven Nielsen
                                            ------------------------------
                                            Name:  Steven Nielsen
                                            Title: President